As filed with the Securities and Exchange Commission on May 8, 2015
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT Under THE SECURITIES ACT OF 1933

Paragon Offshore plc (Exact name of registrant as specified in its charter)

England and Wales	98-1146017
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3151 Briarpark Drive, Suite 700 Houston, Texas	77042
(Address of Principal Executive Offices)	(Zip Code)

Paragon Offshore plc 2014 Employee Omnibus Incentive Plan (Amended and Restated) (Full title of the plan)

Todd D. Strickler
Vice President, General Counsel and Corporate Secretary
3151 Briarpark Drive, Suite 700
Houston, Texas
(832) 783-4035
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☑	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered[1]	Proposed Maximum Offering Price Per Share[2]	Proposed Maximum Aggregate Offering Price	Amount of Fee
Ordinary Shares, par value $0.01 per share	3,200,000	$1.72	$5,504,000	$640

(1)
The number of shares of Ordinary Shares stated above consists of the aggregate number of additional shares not previously registered. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional Ordinary Shares as may become issuable under the Paragon Offshore plc 2014 Employee Omnibus Incentive Plan (Amended and Restated) as a result of any stock dividend, stock split, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding Ordinary Shares of the registrant.

(2)
Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, on the average of the high and low prices for the Ordinary Shares as reported on the New York Stock Exchange on May 4, 2015.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Paragon Offshore plc (“Paragon Offshore” or the “Registrant”) to register 3,200,000 ordinary shares with a nominal value of US$0.01 each in the capital of the Company (the “Shares”), to be offered pursuant to the Paragon Offshore plc 2014 Employee Omnibus Incentive Plan (Amended and Restated) (the “Plan”), which Shares are in addition to the 8,475,340 Shares registered on the Company’s Form S-8 filed on August 14, 2014 (File No. 333-198140) (the “Prior Registration Statement”).

This Registration Statement is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement related to the Plan are incorporated by reference herein and made a part of this Registration Statement, except as amended hereby.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.
The following documents, previously filed with the Commission by the Registrant, pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference.

i.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on March 13, 2015 (File No. 001-36465);

ii.
Registration Statement on Form 10 (Commission File No. 001-36465) initially filed by Paragon Offshore on May 23, 2014, under the Exchange Act relating to the Ordinary Shares of Paragon Offshore, as amended by Amendment No. 1 on July 3, 2014 and Amendment No. 2 on July 11, 2014 (as so amended, the “Form 10”); and

iii.	The description of the Registrant’s Ordinary Shares contained in the Form 10.
All documents subsequently filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K), prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.
Not applicable.

Item 5.    Interests of Named Experts and Counsel.
Not applicable.

Item 6.    Indemnification of Directors and Officers.
Paragon Offshore’s articles of association provides the following (all statutory references in this Item 6 are to Chapter 4 and Chapter 7 of Part 10 of the UK Companies Act of 2006 (the “Companies Act”), with the relevant Companies Act sections outlined below):
Article 238 of Paragon Offshore’s articles of association provides that subject to the Companies Act, Paragon Offshore may indemnify any director or other officer of Paragon Offshore or of any associated company against all losses and liabilities which he may sustain or incur in the execution of the duties of his office or otherwise in relation thereto, provided that the provisions under Article 238 are not void under sections 232 or 234 of the Companies Act.

Article 239 of Paragon Offshore’s articles of association provides that Paragon Offshore may also indemnify any director or other officer of either Paragon Offshore or any associated company where Paragon Offshore or such associated company acts as trustee of a pension scheme, against liability incurred by him in connection with the relevant company’s activities as trustee of such scheme, provided that the provisions under Article 239 are not void under sections 232 or 235 of the Companies Act.
Article 240 of Paragon Offshore’s articles of association provides that subject to sections 205(2) to (4) of the Companies Act, Paragon Offshore may provide a director or officer with funds to meet expenditure incurred or to be incurred by him in defending (or seeking relief in respect of) any civil or criminal proceedings brought or threatened against him in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, and Paragon Offshore shall be permitted to take or omit to take any action or enter into any arrangement which would otherwise be prohibited under sections 197 to 203 of the Companies Act to enable a director or officer to avoid incurring such expenditure.
Article 241 of Paragon Offshore’s articles of association provides that subject to section 206 of the Companies Act, Paragon Offshore may also provide a director or officer with funds to meet expenditure incurred or to be incurred by him in defending himself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to Paragon Offshore or any associated company and Paragon Offshore shall be permitted to take or omit to take any action or enter into any arrangement which would otherwise be prohibited under section 197 of the Companies Act to enable a director or officer to avoid incurring such expenditure.
The Companies Act provides as follows:
Sections 197-202 prohibit a company from making a loan or quasi-loan to a director of the company or its holding company or giving a guarantee or providing security in connection with a loan or a quasi-loan to such a director or to enter into a credit transaction as creditor for the benefit of a director of the company or of its holding company or give a guarantee or provide security in connection with a credit transaction for the benefit of such a director unless the transaction has been approved by a resolution of the members of the company and if applicable, the holding company. A company must also obtain approval if the loan, quasi-loan or credit transaction involves a person connected with a director of the company or its holding company.
Section 203 requires a company to obtain approval by a resolution of the members of the company and if applicable, its holding company, before it takes part in an arrangement under which another person enters into a transaction that, if it had been entered into by the company, would have required approval under Section 197, 198, 200 or 201, and that person, in pursuance of the arrangement, obtains a benefit from the company or a body corporate associated with it or it arranges for the assignment to it, or the assumption by it, of any rights, obligations or liabilities under a transaction, that if it had been entered into by the Company, would have required such approval.
Section 205 permits a company to make a loan, or quasi-loan to a director or enter into a credit transaction with a director of the company or of its holding company, without obtaining member approval under Sections 197-202, to meet expenditure incurred or to be incurred by the director in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, or in connection with an application for relief or to enable such director to avoid incurring such expenditure, provided that the loan is to be repaid, or the liability of the company discharged, in the event of an unsuccessful defense of criminal or civil proceedings or refusal of relief. Such repayment or discharge must be made no later than the date when the conviction, judgment or refusal of relief becomes final. Pursuant to Section 205(3), a conviction, judgment or refusal for relief becomes final: a) if not appealed against, at the end of the period for bringing an appeal or b) if appealed against, when the appeal (or further appeal) is disposed of.
Section 205(4) states that an appeal is disposed of if it is determined and the period for bringing any further appeal has ended, or if it is abandoned or otherwise ceases to have effect.
Section 205(5) provides that the reference to an application for relief in Section 205 is to an application for relief under Section 661 (3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee) or 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Section 206 permits a company to make a loan, or quasi-loan to a director or enter into a credit transaction with a director of the company or of its holding company, without obtaining member approval under Sections 197-202, to meet expenditure incurred or to be incurred by the director in defending himself in an investigation by a regulatory authority, or against action proposed to be taken by a regulatory authority, in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, or to enable any such director to avoid incurring such expenditure.
Section 232(1) makes void any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company.
Section 232(2) also voids any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of a company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company, except as permitted by:
(i) section 233 (provision of insurance),
(ii) section 234 (qualifying third party indemnity provision), and
(iii) section 235 (qualifying pension scheme indemnity provision).
Section 233 permits a company to purchase and maintain insurance for a director of the company, or of an associated company, against any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company.
Section 234 permits a company to provide indemnity against liability incurred by the director to a person other than the company or an associated company, provided that indemnification is not against any liability of the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature or any liability incurred by the director in defending criminal proceedings in which he is convicted, in defending civil proceedings brought by the company or an associated company in which judgment is given against him or in connection with an application for relief in which the court refuses to grant him relief.
Section 235 permits a company to indemnify a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme, provided that indemnification is not provided against liability to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature or any liability incurred by the director in defending criminal proceedings in which he is convicted.
Paragon Offshore has entered into and, in the future, will enter into indemnity agreements with certain of its directors and officers to supplement the indemnification protection available under Paragon Offshore’s articles of association referred to above. These indemnity agreements generally provide that Paragon Offshore will indemnify the parties thereto to the fullest extent permitted by law.
Paragon Offshore will also maintain insurance to protect itself and its directors, officers, employees and agents against expenses, liabilities and losses incurred by such persons in connection with their services in the foregoing capacities.

Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.
The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit No.		Description

4.1	—
Paragon Offshore plc 2014 Employee Omnibus Incentive Plan (Amended and Restated) (Filed as Annex A to Paragon Offshore plc’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 20, 2015) (Commission File No. 001-36465).

5.1	—	Opinion of Travers Smith LLP as to the legality of the securities being registered.

23.1	—	Consent of PricewaterhouseCoopers LLP.

23.2	—	Consent of Travers Smith LLP (included in Exhibit 5.1).

24.1	—	Power of Attorney (included on signature page).

Item 9.    Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this registration statement.
(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on May 8, 2015.

Paragon Offshore plc

By:	/s/ Randall D. Stilley
Name:	Randall D. Stilley
Title:	President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below appoints Todd D. Strickler and Steven A. Manz, and each of them, each of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 8th day of May 2015.

Signature	Title

/s/ Randall D. Stilley	President, Chief Executive Officer and Director (Principal Executive Officer)
Randall D. Stilley
/s/ Steven A. Manz	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Steven A. Manz

/s/ Anthony R. Chase	Director
Anthony R. Chase

/s/ Thomas L. Kelly II	Director
Thomas L. Kelly II

/s/ John P. Reddy	Director
John P. Reddy

/s/ Julie J. Robertson	Director
Julie J. Robertson

/s/ Dean E. Taylor	Director
Dean E. Taylor

/s/ William L. Transier	Director
William L. Transier

/s/ David W. Wehlmann	Director
David W. Wehlmann

/s/ J. Robinson West	Director
J. Robinson West

INDEX TO EXHIBITS

Exhibit No.		Description

4.1	—
Paragon Offshore plc 2014 Employee Omnibus Incentive Plan (Amended and Restated) (Filed as Annex A to Paragon Offshore plc’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 20, 2015) (Commission File No. 001-36465).

5.1	—	Opinion of Travers Smith LLP as to the legality of the securities being registered.

23.1	—	Consent of PricewaterhouseCoopers LLP.

23.2	—	Consent of Travers Smith LLP (included in Exhibit 5.1).

24.1	—	Power of Attorney (included on signature page).